Exhibit 4.1(w)

                             INTERCREDITOR AGREEMENT

            This Intercreditor Agreement is dated as of March 11, 2003 and is between Bank of America, N.A., as agent, and Bank One, N.A., as trustee.

                                    RECITALS:

            A. PEI Holdings, Inc., a Delaware corporation ("Borrower") and Trustee (defined below) are parties to a certain Indenture of even date herewith among Trustee, Borrower and the Loan Parties (as amended from time to time in accordance with Section 7.08 of the Credit Agreement, the "Indenture"), pertaining to certain senior secured notes due 2010 issued pursuant to the Indenture evidencing term indebtedness of Borrower in the aggregate principal amount of $115,000,000.

            B. Borrower, BA (defined below) and the other Lenders (defined below) are parties to a certain Credit Agreement of even date herewith (as amended, restated or modified from time to time, the "Credit Agreement"), pursuant to which Lenders have agreed to make loans and extend other financial accommodations to Borrower.

            C. Playboy Enterprises, Inc., Borrower and certain of its subsidiaries have granted BA and Trustee liens against and security interests in the Collateral (defined below) as security for payment and performance of the BA Claim and the Trustee Claim (each as defined below).

            D. To induce BA and the other Lenders to enter into the Credit Agreement and Trustee to enter into the Indenture, BA and Trustee have each required the other to enter into this Agreement so as to set forth the relative priority of their respective liens against and security interests in the Collateral and certain other rights, priorities and limitations on the exercise of remedies as between BA and Trustee.

            THEREFORE, the parties agree as follows:

1.    Definitions.

      1.1. BA means Bank of America, N.A. in its capacity as administrative agent under the Credit Agreement and each successor administrative agent under the Credit Agreement.

      1.2. BA Claim means all "Obligations" as defined in the Credit Agreement, including, without limitation, all sums loaned and advanced to or for the benefit of Borrower at any time, any interest thereon, including Post-Petition Interest, any future advances, obligations with respect to letters of credit issued or guaranteed by any Lender for the account of Borrower, all fees, indemnification amounts, breakage costs, all amounts owed to BA or any Lender under or in connection with any Swap Contract (as defined in the Credit Agreement), and any costs of collection or enforcement, including, without limitation, reasonable attorneys' and paralegals' fees and costs.

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      1.3. BA Documents means the Credit Agreement, each note executed by
Borrower and payable to the order of a Lender, each Collateral Document (as defined in the Credit Agreement), the Agent Fee Letter (as defined in the Credit Agreement) and the Loan Guaranties (as defined in the Credit Agreement), each as amended or supplemented from time to time.

      1.4. BA Senior Collateral means the Collateral described in Section 2.1(a) in which BA has a senior lien or security interest.

      1.5. Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. ss. 101 et seq.).

      1.6. Claim means, as applicable, the BA Claim or the Trustee Claim, collectively, the "Claims."

      1.7. Collateral means all property and interests in property now owned or hereafter acquired by any Loan Party in or upon which a security interest or mortgage lien is granted to BA or Trustee under the Security Documents.

      1.8. Enforcement Action means with respect to a Claim, the demand for payment or acceleration of such Claim, the repossession any material amount of Collateral, the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Trustee Documents, the BA Documents, or applicable law with respect to such Claim, including judicial or UCC foreclosure, provided that Enforcement Action shall not include the filing of a claim in an Insolvency Proceeding.

      1.9. Enforcement Notice means a written notice delivered by the Enforcing Party to the other Party stating that an "Event of Default" (as defined in the Indenture or the Credit Agreement, respectively) has occurred and is continuing and that an Enforcement Period has commenced.

      1.10. Enforcing Party means BA in the case of Enforcement Action with respect to the BA Claim and Trustee in the case of the Enforcement Action with respect to the Trustee Claim.

      1.11. Enforcement Period means the period of time following the receipt by either Trustee or BA of an Enforcement Notice until the Trustee Claim is Paid In Full (if the Trustee is the Enforcing Party) or the BA Claim is Paid In Full (if BA is the Enforcing Party), provided that if (a) the Enforcing Party has not commenced foreclosure or other direct action to collect its Claim within ninety
(90) days after delivery of the Enforcement Notice or (b) at any time after the commencement of such foreclosure or other direct action to collect its claim, the Enforcing Party ceases to prosecute such Enforcement Action with reasonable diligence, then the Enforcement Period with respect to such Enforcement Notice shall terminate, provided that if Hefner exercises the Hefner Option (as each of those terms is defined under the Credit Agreement), the Enforcement Period with respect to the BA Claim shall be deemed extended by the number of days BA is required under Section 7.05 of the Credit Agreement (as that section was in effect as of the date hereof) to forebear in exercising its right to foreclose the Deed of Trust. A notice to Hefner by either BA or Trustee that Hefner has 30 days to exercise the Hefner Option shall not constitute an Enforcement Notice.


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      1.12. Insolvency Proceeding means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Loan Party.

      1.13. Lenders means the Lenders (including Bank of America, N.A. in its individual capacity) from time to time under and as defined in the Credit Agreement.

      1.14. Loan Party means Parent, Borrower and each subsidiary of Borrower which is now or hereafter becomes a party to any Collateral Document as defined in the Credit Agreement.

      1.15. Noteholder means any holder of a Note or Notes.

      1.16. Paid In Full means, in the case of the BA Claim, the aggregate outstanding, unpaid amount of the BA Claim has been paid in full in cash and all commitments to make loans or extend other financial accommodations have terminated or, in the case of the Trustee Claim, the aggregate outstanding unpaid amount of the Trustee Claim has been paid in full in cash or the requirements of Section 8.02 or 8.03 of the Indenture have been complied with.

      1.17. Parent means Playboy Enterprises, Inc., a Delaware corporation and its successors.

      1.18. Party means BA or Trustee.

      1.19. Post-Petition Interest means interest at the contract rate under the BA Documents or the Trustee Documents, as applicable, accruing subsequent to the filing of any Insolvency Proceeding as to Parent or any Loan Party whether or not such interest is an allowable claim in any such Insolvency Proceeding.

      1.20. Real Estate means the real property commonly known as the Playboy Mansion encumbered by the Deeds of Trust in favor of BA and Trustee and, subject to the limitations set forth in the Security Documents, the right to use the Trademark "Playboy Mansion" in connection with the marketing and use thereof.

      1.21. Security Documents means, collectively, the Collateral Documents as defined in the Credit Agreement and the Security Documents as defined in the Indenture.

      1.22. Trademarks shall have the meaning ascribed thereto in the Security Documents, provided, however, as used herein, Trademarks shall also include proceeds thereof.

      1.23. Trustee means Bank One, N.A., as trustee, and each successor trustee under the Indenture.

      1.24. Trustee Claim means all "Obligations" (as defined in the Indenture) of Loan Parties to Trustee as set forth in the Trustee Documents, including, without limitation, the


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principal of, interest (including Post-Petition Interest) on and any premium with respect to the Notes and any other amounts due and owing under the Trust Documents plus any costs of collection or enforcement, including, without limitation, reasonable attorneys' and paralegals' costs, fees and any prepayment premiums.

      1.25. Trustee Documents means the Indenture, each of the Notes (as defined in the Indenture) and each Security Document (as defined in the Indenture), each as amended or supplemented from time to time.

      1.26. Trustee Senior Collateral means the Collateral described in Section 2.1(b) in which Trustee has a senior lien or security interest.

2.    Intercreditor Agreement.

      2.1. Lien Priorities. Notwithstanding the date, manner or order of perfection of the security interests and liens granted to BA and Trustee, and notwithstanding any provisions of the Uniform Commercial Code, or any applicable law or decision or the BA Documents or the Trustee Documents, or whether either BA or Trustee holds possession of all or any part of the Collateral, the following, as between BA and Trustee, shall be the relative priority of the security interests and liens of BA and Trustee in the Collateral:

            (a) BA shall have a first and prior security interest or, as applicable, mortgage lien, in all Collateral other than the Trademarks. Trustee shall have a second and subordinate security interest in the foregoing property and interests in such property and a second priority and junior mortgage lien against the Real Estate; and

            (b) Trustee shall have a first and prior security interest in the Trademarks whether now owned or hereafter acquired by any Loan Party. BA shall have a second and subordinate security interest in the Trademarks whether now owned or hereafter acquired by any Loan Party.

Neither BA nor Trustee shall contest the validity, perfection, priority or enforceability of any lien or security interest heretofore granted to the other Party or granted in connection herewith and contemplated hereby. Notwithstanding any failure of a Party to perfect its security interests in the Collateral or any other defect in the security interests or obligations owing to such Party, the priority and rights as between the parties hereto shall be as set forth herein.

      2.2. Distribution of Proceeds of Collateral.

            (a) All proceeds of Collateral resulting from the sale or other disposition of Collateral not in connection with or resulting from any Enforcement Action or the closing of the sale of the Real Estate at a time when no Default or Event of Default (each as defined in the Credit Agreement) has occurred and is then continuing shall be distributed as follows: (i) if the Collateral is the Real Estate, the proceeds shall be distributed first to BA to the


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      extent of the amount required, if any, to reduce the amount of the
      Obligations to $10,000,000 and the balance, if any, to the Trustee for application in accordance with the Indenture and (ii) if the Collateral is not the Real Estate, the proceeds shall be applied in accordance with the Indenture;

            (b) All proceeds of Collateral resulting from any Enforcement Action, the closing of the sale of the Real Estate or hazard or other insurance claims when, in any such case, a Default or Event of Default (each as defined in the Credit Agreement) has occurred and is then continuing shall be distributed in accordance with the following procedure, to the extent permitted by law:

                  (i) All proceeds of BA Senior Collateral shall be paid to BA for application to the BA Claim with any residual proceeds after the BA Claim is Paid In Full being paid to Trustee;

                  (ii) All proceeds of Trustee Senior Collateral shall be paid to Trustee for application to the Trustee Claim with any residual proceeds after the Trustee Claim is Paid In Full being paid to BA; and

                  (iii) After the BA Claim and the Trustee Claim have been Paid
            In Full, the balance of proceeds of Collateral, if any, shall be paid to Borrower or as otherwise required by applicable law.

            (c) Should any payment or distribution be received by either Party which Party is not permitted to receive and retain pursuant to the terms hereof, such Party shall receive and hold the same in trust, as trustee, for the Party entitled to receive and retain such payment, and shall forthwith deliver the same to such Party in precisely the form received (except for endorsement or assignment where necessary), for application to the Claim of such Party and, until so delivered, the recipient shall hold the same in trust as the property of such Party entitled to the same. If a Party obligated to make an endorsement or assignment pursuant to the provisions of this Section 2.2 fails to make any such endorsement or assignment, the permitted recipient of such payment or distribution, or any of its officers or employees, is hereby irrevocably authorized to make the same.

      2.3. Enforcement Actions. Each of BA and Trustee agrees not to commence or take any Enforcement Action until an Enforcement Notice has been given by such Enforcing Party to the other Party. Subject to the foregoing, BA and Trustee agree that during an Enforcement Period:

            (a) BA may, at its option, take and continue any Enforcement Action with respect to BA Senior Collateral and realize thereon, without the prior written consent of Trustee, provided that during any Enforcement Period with respect to the Trustee Senior Collateral BA shall not commence or take any


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      Enforcement Action or realize upon the Trustee Senior Collateral without
      Trustee's prior written consent.

            (b) Trustee may, at its option, take and continue any Enforcement Action with respect to the Trustee Senior Collateral and realize thereon without the prior written consent of BA, provided that during any Enforcement Period with respect to the BA Senior Collateral, Trustee shall not commence or take any Enforcement Action (including the notification of account debtors or making any attempt to collect payment therefrom) or realize upon any of the BA Senior Collateral without BA's prior written consent.

            (c) If both BA and Trustee elect to proceed with Enforcement Action, then each shall proceed with the Enforcement Action of any security interests in or liens on any Collateral in which it has a senior lien or security interest as described in and provided by Section 2.1 without prejudice to the other Party to join in any proceedings.

            (d) Each Enforcing Party shall so notify the other Party at such time as the Enforcing Party's Claim is Paid in Full.

      2.4. Acknowledgment Regarding Trademarks. Notwithstanding any Enforcement Action by Trustee against the Trademarks or the existence of an Enforcement Period with respect thereto, Trustee hereby acknowledges and agrees that use of any of the Trademarks shall be considered genuine with respect to (a) any distribution of the Inventory; (b) any distribution of work-in-process inventory completed by BA, its assigns, or any purchaser of any BA Senior Collateral; and
(c) any reproduction, distribution, performance, display or creation of any derivative work based upon any work protected by the Copyrights (as defined in the Security Documents) where the work incorporates any Trademark.

      2.5. Maximum Amount of Senior Claims. At no time shall the aggregate principal amount of the BA Claim (including, without limitation, hedging obligations and swap obligations and the maximum amount available for drawing under outstanding letters of credit) exceed $40,000,000 plus interest, fees, costs and expenses, whether or not capitalized, accruing under the Credit Agreement and advances to preserve, protect or enforce the interests of BA in the Collateral. At no time shall the aggregate principal amount of the Trustee Claim exceed $115,000,000 plus interest, fees, costs and expenses, whether or not capitalized, and advances to preserve, protect or enforce the interests of Trustee in the Collateral.

      2.6. Accountings. BA and Trustee agree to render accountings to the other upon request, giving effect to the application of proceeds of Collateral as hereinbefore provided.

      2.7. Notices of Defaults. BA and Trustee agree to endeavor to give to the other copies of any notice of the occurrence of an Event of Default, respectively, simultaneously with the sending of such notice to Borrower, but the failure to do so shall not affect the validity of such notice or create a cause of action against the Party failing to give such notice or create any


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claim or right on behalf of any third party. The sending or receipt of such notice shall not obligate the recipient to cure such Event of Default.

      2.8. Agency for Perfection. BA and Trustee each hereby appoint each other as agent for purposes of perfecting their respective security interests and liens in the Collateral. To the extent that either Party obtains possession of Collateral in which the other Party has a senior priority under the terms hereof, the Party having possession shall notify the other Party of such fact and shall deliver such Collateral to the Party having the senior priority upon request of such Party. Each Party shall be a bailee for the other Party with respect to Collateral in such Party's possession. If directed by Borrower, the bailee Party shall, after the Claim of such bailee Party has been Paid In Full, deliver the Collateral in its possession to the other Party.

      2.9. UCC Notices. In the event that BA or Trustee shall be required by the Uniform Commercial Code or any other applicable law to give notice to the other of intended disposition of Collateral, such notice shall be given in accordance with Section 3.1 hereof and five (5) days' notice shall be deemed to be commercially reasonable.

      2.10. Post Bankruptcy Issues. If any Loan Party shall become the subject of any Insolvency Proceeding under the Bankruptcy Code and if BA shall desire to provide financing to such Loan Party under either Section 363 or Section 364 of the Bankruptcy Code (without obtaining a priority lien under Section 364(d) on the Trustee Senior Collateral) or BA consents to the use of cash collateral by such Loan Party under Section 363 of the Bankruptcy Code, Trustee hereby agrees as follows: (i) adequate notice to Trustee shall have been provided for such financing if Trustee receives notice two (2) business days prior to the entry of the order approving such financing and (ii) no objection will be raised by Trustee to any such financing on the ground of a failure to provide "adequate protection" for Trustee's junior lien position on the BA Senior Collateral so long as the terms of such financing do not provide financing in excess of the amounts or advance rates permitted pursuant to Section 2.5 hereof. For purposes of this paragraph, notice of a proposed financing shall be deemed given upon the giving of notice by telegram, facsimile (receipt confirmed) or hand delivery to the Trustee, at the addresses and locations indicated in Section 3.1. This Agreement shall be applicable both before and after the filing of any petition by or against a Loan Party under the Bankruptcy Code and all references herein to a Loan Party shall be deemed to apply to such Loan Party as debtor-in-possession and all allocations of payments between BA and Trustee shall, subject to any court order approving the financing of the Borrower as debtor-in-possession, continue to be made after the filing thereof on the same basis that the payments were to be applied prior to the date of the petition. The Party with the junior priority position hereunder waives any right to (i) seek relief from the automatic stay under Section 362 of the Bankruptcy Code with respect to Collateral in which it has a junior lien, unless such relief has been granted to the Party having the senior priority position hereunder and (ii) object to any relief from the automatic stay under Section 362 of the Bankruptcy Code sought by a Party with respect to Collateral in which the Party seeking such relief has the senior priority position.

      2.11. Information Sharing. Upon the occurrence and continuance of an Enforcement Period, in the event that either BA or Trustee shall, in connection with any Enforcement Action, receive possession or control of any books and records which contain information identifying or


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

pertaining to any of the property of any Loan Party in which the other Party has been granted a lien, it shall notify the other Party that it has received such books and records and shall, as promptly as practicable thereafter, make available to the other Party duplicate copies of such books and records in the same form as the original. All expenses incurred by either BA or Trustee in performing its obligations under this paragraph shall be borne by Borrower and shall constitute indebtedness under the respective Party's agreements with Borrower. The failure of either Party to share information shall not create a cause of action against the Party failing to share information or create any claim on behalf of any Loan Party or any third party.

      2.12. Obligations of the Loan Parties Unconditional. Nothing contained herein is intended to or shall impair the obligations, liabilities and indebtedness of Parent or the Loan Parties, which are absolute and unconditional, to pay to the Claims as and when the same shall become due and payable in accordance with the terms of the BA Documents and the Trustee Documents, as applicable, or to affect the relative rights of Parent and the Loan Parties and creditors of the Loan Parties other than BA, the Lenders, Trustee and the Noteholders.

      2.13. Reserved.

      2.14. Continuing Obligations. This Agreement shall be irrevocable and shall continue in effect until each Claim has been Paid In Full. This is a continuing agreement and the Lenders may continue, at any time and without notice to Trustee, to extend credit to or for the benefit of the Loan Parties on the faith hereof.

      2.15. Certain Waivers. Each of BA and Trustee hereby expressly waives all notice of the acceptance by the other Party and, as applicable, the Lenders and the Noteholders of the standstill, subordination and other provisions of this Agreement and all the notices not specifically required pursuant to the terms of this Agreement or under the UCC in connection with foreclosure on or sale of assets whatsoever, and each of BA and Trustee expressly consents to reliance by the other Party and the Lenders and Noteholders upon the subordination and other agreements as herein provided. Trustee acknowledges that none of BA or any Lender has made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the BA Documents or the collectibility of the BA Claim. Trustee, BA and each Lender shall be entitled to manage and supervise its financial arrangements with each Loan Party in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, without affecting the validity or enforceability of this Agreement; and none of BA or any Lender shall have any liability to Trustee or any Noteholder for, and Trustee hereby waives any claim which such Person may now or hereafter have against, BA or any Lender arising out of any and all actions which BA or any Lender, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in any existing or future Collateral, actions with respect to the occurrence of a default or event of default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Trustee Claim from any account debtor, guarantor or any other person) with respect to and in accordance with any BA Document or


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any other agreement related thereto or to the collection of the BA Claim or the valuation, use, protection or release of the Collateral, so long as any such actions are taken in a manner consistent with the terms of this Agreement, or any election of the application of Section 1111(b)(2) of the Bankruptcy Code. BA acknowledges that none of Trustee or any Noteholder has made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Trustee Documents or the collectibility of the Trustee Claim. BA agrees that Trustee shall have no liability to BA or any Lender for, and BA hereby waives any claim which such Person may now or hereafter have against, any Trustee or any Noteholder arising out of any and all actions which Trustee, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in any existing or future Collateral, actions with respect to the occurrence of a default or event of default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Trustee Claim from any account debtor, guarantor or any other person) with respect to and in accordance with the Trustee Documents, so long as any such actions are taken in a manner consistent with the terms of this Agreement, or any election of the application of Section 111(b)(2) of the Bankruptcy Code. Trustee agrees that it will not take any action to contest the relative rights and duties of any Lender with respect to any Collateral established in any of the BA Documents. Without limiting any other provision of this Agreement, (a) by acceptance of a Note, each Noteholder shall be bound by and deemed to have made and given each of the acknowledgments and waivers of Trustee set forth in this Section 2.16 and Section 3.4 and (b) by acceptance of a note or other instrument evidencing any portion of the BA Claim, each Lender shall be bound by and deemed to have made and given each of the acknowledgments and waivers of BA set forth in this Section 2.16 and Section 3.4.

      2.16. Modifications and Waivers. Any modification or waiver of any provision of this Agreement, or any consent to any departure by either Party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by BA and Trustee, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any Party in any event not specifically required hereunder shall not entitle the Party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder. Parent and each Loan Party hereby acknowledges and agrees that this Agreement may be amended or otherwise modified without notice to or consent by Parent or any Loan Party.

3.    Miscellaneous.

      3.1. Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other that:

            (a) Except as set forth herein and in Section 9.12(b)(ii) of the Credit Agreement (as in effect on the date hereof), it has not subordinated and agrees that it will not subordinate at any time while this Agreements remain in effect, any right, claim or interest of any kind in or to the Collateral as to which such


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      Party has a senior lien or security interest, and any subordination in violation of this sub-paragraph shall be null and void;

            (b) It has not assigned or transferred any right, claim or interest of any kind in or to its Claim; and

            (c) The execution, delivery and performance by or on behalf of such Party has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such Party is bound, and requires no governmental or other consent that has not been obtained.

      3.2. Notices. Any notice required or desired to be served, given or delivered hereunder shall be in writing (including facsimile transmission), and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below; (b) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; and (c) in the case of facsimile transmission, upon transmission with confirmation of receipt, in any such case addressed to the party to be notified as follows:

      If to BA at:                      Bank of America, N.A.
                                        Agency Management
                                        231 South LaSalle Street
                                        Mail Code: IL 1-231-08-30
                                        Chicago, Illinois 60604
                                        (312) 828-8010
                                        Attention:  Linda Lov, Agency Officer
                                        Facsimile Number: (877) 206-1766

      With a copy to:                   Goldberg, Kohn, Bell, Black,
                                          Rosenbloom & Moritz, Ltd.
                                        55 East Monroe Street, Suite 3700
                                        Chicago, Illinois  60603
                                        (312) 201-4000
                                        Attention:  David L. Dranoff, Esq.
                                        Facsimile Number:  (312) 332-2196

      If to Trustee:                    Bank One, N.A.
                                        1 Bank One Plaza
                                        Chicago, Illinois 60670-0430
                                        (312) 336-9275
                                        Attention:  George Reaves
                                        Facsimile Number:  (312) 407-8929


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or to such other address as each party designates to the other in the manner herein prescribed.

      3.3. No Benefit to Third Parties. Except as specifically set forth in
Section 2.4, the terms and provisions of this Agreement shall be for the sole benefit of BA, the Lenders, Trustee and the Noteholders and their respective successors and assigns (as permitted by Section 3.7 hereof), and no other person, firm, entity or corporation shall have any right, benefit, priority or interest under or because of this Agreement.

      3.4. Independent Credit Investigations. Neither of the Parties nor any of their respective directors, officers, agents or employees nor any Lender or Noteholder shall be responsible to any other person, firm or corporation, for the solvency, financial condition or ability of any Loan Party to repay the BA Claim or the Trustee Claim, or for statements of any Loan Party, oral or written, or for the validity, sufficiency or enforceability of the BA Claim or the Trustee Claim, the BA Documents, the Trustee Documents, or any liens or security interests granted by any Loan Party in connection therewith. Each of BA, Trustee, Lender and Noteholder has entered into its respective financing agreements with Loan Parties based upon its own independent investigation, and makes no warranty or representation to the other Party nor does it rely upon any representation of the other Lender with respect to matters identified or referred to in this paragraph. If either Party or any Lender or Noteholder, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to another Lender, Noteholder, Trustee or BA, as applicable, such information shall be given with no representation or warranty of any kind from such Person and such Person shall be under no obligation (a) to provide any such information to any other Person at that time or to any Person on any subsequent occasion or (b) to undertake any investigation not a part of its regular business routine.

      3.5. Amendments to Financing Arrangements or to this Agreement. BA and Trustee shall each endeavor to notify the other Party of any material amendment or modification of BA Documents or the Trustee Documents, respectively, but the failure to do so shall not create a cause of action against the Party failing to give such notice or create any claim or right on behalf of the other Party. BA and Trustee shall, upon request of the other Party, provide copies of all such modifications or amendments and copies of all other documentation relevant to the Collateral.

      3.6. Marshaling of Assets. Trustee hereby waives any and all rights to have the BA Senior Collateral, or any part thereof, marshaled upon any foreclosure of any of BA's liens thereon or with respect to any other Enforcement Action by BA. BA hereby waives any and all rights to have the Trustee Senior Collateral, or any part thereof, marshaled upon any foreclosure of the Trustee's liens thereon or with respect to any other Enforcement Action by Trustee. If any Claim is now or hereafter secured by collateral other than the Collateral described hereunder, the Party holding such collateral shall have no obligation to marshal such collateral before enforcing its rights in the Collateral hereunder, and the other Party shall have no rights hereunder to share or participate in any proceeds of such other collateral. Each Party shall have the right, subject to Section 2.3, to take Enforcement Action against Collateral in such order or in whole or in part and subject to such conditions as such Enforcing Party determines in its sole discretion.

      3.7. Successors and Assigns; Replacement Financing, Subordination. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the Parties, but does not otherwise create, and shall not be construed as creating, any rights enforceable by any Loan Party or any other person not a party to this Agreement. Trustee agrees that it will, at the request of BA or Borrower, enter into an agreement, in the form of this Agreement, mutatis mutandis, with any party (the "New Lender") to a New Credit Facility which refinances the BA Claim or refinances, in whole or in part, any New Credit Facility and such refinancing would not result in a "Default" as defined in the Indenture or the Credit Agreement, it being understood that (i) such agreement shall contain provisions substantially similar to those set forth herein with respect to the subordination of the Trustee's lien on the BA Senior Collateral and (ii) such agreement shall contain a provision substantially similar to Section 2.5 which restricts the amount of the BA Claim (as refinanced by the New Credit Facility) to the amounts set forth in Section 2.5. For the purpose of this section, "New Credit Facility" shall mean one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, terms loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any hedging obligations owing to the lenders thereunder and their affiliates.

      3.8. Agreement Absolute. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of any Party to this Agreement shall affect or impair the agreement of the other Party hereunder. Each of the Parties hereby authorizes the other Party to
(a) change any terms relating to such obligations of and Loan Party to such Party or the loan agreements relating thereto as such other Party in its discretion may deem advisable; (b) grant renewals, increases or extensions of the time for payment of the Claim of such Party; (c) receive notes or other evidences of the obligations of the Loan Parties to such other Party or renewals, increases or extensions thereof; and (d) take or omit to take any action for the enforcement of, or waive any rights with respect to, any obligation of the Loan Parties to such other Party without invalidating or impairing any provision hereof.

      3.9. Section Titles; Gender. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the Parties. The singular form of any word used in this Agreement shall include the plural form and the neuter form of any word used in this Agreement shall include the masculine and feminine forms, and vice versa.

      3.10. Right to Purchase BA Claim. Trustee shall have the right, exercisable by written notice to BA (the "Election Notice") given not later than thirty (30) days after the date of delivery of an Enforcement Notice by BA or the Trustee to purchase the BA Claim and all of the right, title and interest of BA and the Lenders in, to and under the BA Documents for a purchase price equal to, after payment of BA's closing costs, the amount that would be required to cause the BA Claim to be Paid In Full as of the Closing Date. Trustee shall designate in the Election Notice a closing date for the purchase and sale of the BA Claim (the "Closing Date") which Closing Date shall be a business day not later than ten (10) days after the date of the Election Notice. If Trustee elects to purchase the BA Claim as provided in this Section 3.10, Trustee shall complete such purchase and pay in cash in immediately available funds all amounts due BA pursuant to this Section
3.10 on the Closing Date. The sale of the BA Claim pursuant to this Section 3.10 shall be without recourse, representations or warranties, except that BA shall certify to Trustee (a) the amount of the BA Claim as of the Closing Date and (b) that title to the BA Claim is held by BA and the Lenders. The provisions of this
Section 3.10 shall not have the effect of staying or preventing the initiation or prosecution of Enforcement Action by BA or the Trustee prior to the Closing Date.

      3.11. Governing Law and Forum Selection. This Agreement shall be governed as to validity, interpretations, enforcement and effect by the laws of the State of Illinois without giving effect to conflicts of law principles thereunder. All actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated in courts having situs within the City of Chicago, State of Illinois. Each of BA and Trustee hereby consents and submits to the jurisdiction of any local, state or federal courts located within said city and state and waives any right it may have to transfer or change the venue of any litigation brought by either Party in accordance with this Section 3.11.

      3.12. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original hereof submissible into evidence and all of which together shall be deemed to be a single instrument.

                     [The Next Page is the Signature Page]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        BANK OF AMERICA, N.A., as Agent


                                        By  /s/ David A. Johanson
                                            ------------------------------------
                                        Its David A. Johanson
                                            Vice President

                                        BANK ONE, N.A., as Trustee


                                        By  /s/ George N. Reaves
                                            ------------------------------------
                                        Its Vice President

                                 ACKNOWLEDGMENT

            Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By executing this Agreement, each of the undersigned agrees to be bound by the provisions hereof as they relate to the relative rights of Trustee and BA as between them. Each of the undersigned further agrees that the terms of this Agreement shall not give the undersigned any substantive rights vis-a-vis either Trustee or BA.

            If either BA or Trustee shall enforce its rights or remedies in violation of the terms of this Agreement, each of the undersigned agrees that it shall not use such violation as a defense to any Enforcement Action by either BA or Trustee nor assert such violation as a counterclaim or basis for set-off or recoupment against either BA or Trustee.

Dated: March 11, 2003

                                        PEI HOLDINGS, INC.,
                                        a Delaware corporation

                                        By  /s/ Robert Campbell
                                            ------------------------------------
                                        Its Treasurer

                         [next page is a signature page]

                         ADULTVISION COMMUNICATIONS, INC.
                         AFTER DARK VIDEO, INC.
                         AL ENTERTAINMENT, INC.
                         ALTA LOMA DISTRIBUTION, INC.
                         ALTA LOMA ENTERTAINMENT, INC.
                         CANDLELIGHT MANAGEMENT LLC
                            By: Playboy TV International, LLC, its Sole Member,
                                By: Playboy Entertainment Group, Inc., its Sole
                                    Member
                         CHELSEA COURT HOLDINGS LLC
                            By: Playboy TV International, LLC, its Sole Member,
                                By: Playboy Entertainment Group, Inc., its Sole
                                    Member
                         CLARIDGE ORGANIZATION LLC
                            By: Playboy TV International, LLC, its Sole Member,
                                By: Playboy Entertainment Group, Inc., its Sole
                                    Member
                         CPV PRODUCTIONS, INC.
                         CYBERSPICE, INC.
                         IMPULSE PRODUCTIONS, INC.
                         INDIGO ENTERTAINMENT, INC.
                         ITASCA HOLDINGS, INC.
                         LAKE SHORE PRESS, INC.
                         LIFESTYLE BRANDS, LTD.
                         MH PICTURES, INC.
                         MYSTIQUE FILMS, INC.
                         PLANET PLAYBOY, INC.
                         PLANET SPICE, INC.
                         PLAYBOY CLUB OF HOLLYWOOD, INC.
                         PLAYBOY CLUB OF NEW YORK, INC.
                         PLAYBOY CLUBS INTERNATIONAL, INC.
                         PLAYBOY CRUISE GAMING, INC.
                         PLAYBOY ENTERTAINMENT GROUP, INC.
                         PLAYBOY GAMING INTERNATIONAL, LTD.
                         PLAYBOY GAMING NEVADA, INC.
                         PLAYBOY GAMING UK, LTD.
                         PLAYBOY JAPAN, INC.
                         PLAYBOY MODELS, INC.

                         By     /s/ Robert Campbell
                                ------------------------------------------------
                         Name:  Robert Campbell
                         Title  Treasurer

                         [next page is a signature page]

                         PLAYBOY OF LYONS, INC.
                         PLAYBOY OF SUSSEX, INC.
                         PLAYBOY PREFERRED, INC.
                         PLAYBOY PROPERTIES, INC.
                         PLAYBOY SHOWS, INC.
                         PLAYBOY TV INTERNATIONAL, LLC
                            By: Playboy Entertainment Group, Inc., its Sole
                                Member
                         PRECIOUS FILMS, INC.
                         SPECIAL EDITIONS, LTD.
                         SPICE DIRECT, INC.
                         SPICE ENTERTAINMENT, INC.
                         SPICE INTERNATIONAL, INC.
                         SPICE NETWORKS, INC.
                         SPICE PRODUCTIONS, INC.
                         STEELTON, INC.
                         TELECOM INTERNATIONAL, INC.
                         WOMEN PRODUCTIONS, INC.


                         By /s/ Robert Campbell
                            ----------------------------------------------------
                         Name:  Robert Campbell
                         Title: Treasurer

                         PLAYBOY ENTERPRISES, INC.
                         PLAYBOY ENTERPRISES INTERNATIONAL, INC.


                         By /s/ Robert Campbell
                            ----------------------------------------------------
                         Name:  Robert Campbell
                         Title: Senior Vice President, Treasurer and
                                Strategic Planning

                         SPICE HOT ENTERTAINMENT, INC.
                         SPICE PLATINUM ENTERTAINMENT, INC.


                         By /s/ Alexandra Shepard
                            ----------------------------------------------------
                         Name:  Alexandra Shepard
                         Title: Senior Vice President and Secretary